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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE


                  US FIFTH CIRCUIT DISMISSES REMAINING CLAIM IN
                ZONAGEN CLASS ACTION LAWSUIT AND DENIES REHEARING


THE WOODLANDS, Texas--(BUSINESS WIRE)--July 16, 2004--Zonagen, Inc. (Nasdaq:ZONA)(PCX:ZNG) announced today that on June 16, 2004, the United States Court of Appeals for the Fifth Circuit affirmed the June 13, 2003 judgment of the United States District Court for the Southern District of Texas dismissing the one claim remaining from the consolidated class action lawsuit described in the Company's SEC filings. In addition, on July 15, 2004, the Court of Appeals denied the plaintiff's request for a rehearing. The case was originally consolidated on May 29, 1998 in District Court, and on March 30, 1999, such court dismissed the case with prejudice. On September 25, 2001, the Court of Appeals affirmed the 1999 dismissal with respect to all but one claim which was sent back to the District Court. The June 13, 2003 judgment of the District Court dismissed the remaining claim with prejudice. The time for the plaintiff to file a writ of certiorari with the United States Supreme Court has not yet expired.

About Zonagen

Zonagen is engaged in the development of pharmaceutical products that address diseases and conditions associated with the treatment of hormonal and reproductive system disorders. For more information, visit Zonagen's web site at http://www.zonagen.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to the final disposition of the above lawsuit, and others identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:  Zonagen, Inc., The Woodlands
          Joe Podolski, 281-719-3447
          podolski@zonagen.com


SOURCE: Zonagen, Inc.